Barclays

Bank

PLC
1

Churchill

Place
London

E14

5HP

February

13,

2020

U.S.

Securities

and

Exchange

Commission
100

F

Street,

N.E.

Washington,

D.C.

20549

Re:

Notice

of

disclosure

filed

in

the

Annual

Report

on

Form

20

-F

under
Section

219

of

the

Iran

Threat

Reduction

and

Syria

Human

Rights

Act

of
2012

and

Section

13(r)

of

the

Securities

Exchange

Act

of

1934

Ladies

and

Gentlemen:

Pursuant

to

Section

21

9

of

the

Iran

Threat

Reduction

and

Syria

Human

Rights

Act

of
2012

and

Section

13(r)

of

the

Securities

Exchange

Act

of

1934,

as

amended,

notice

is

hereby
provided

that

Barclays

Bank

PLC

has

made

disclosure

pursuant

to

those

provisions

in

its

Annual
Report

o

n

Form

20

-F

for

the

year

ended

December

31,

2019,

which

was

filed

with

the

Securities
and

Exchange

Commission

on

February

13,

2020.
Sincerely,

By:
/s/

Nigel

Higgins

Nigel

Higgins
Chairman
Barclays

Bank

PLC

Barclays

Bank

PLC.

Registered

in

England.

Registered

No:

1026167.

Registered

Office:

1
Churchill

Place,

London

E14

5HP.